MIDDLESEX WATER COMPANY REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

November 6, 2014 -- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter consolidated operating revenues of $32.7 million as compared to $31.3 million for the same period in 2013. Net income for the quarter increased to $6.8 million from $5.8 million in the same quarter of 2013. Earnings per basic and diluted share for the quarter rose to $0.42, compared to $0.36 for the same period in 2013.

Third Quarter Operating Results

Consolidated operating revenues for the third quarter increased $1.4 million from the same period in 2013. Revenues in the Company’s Middlesex system in New Jersey increased $0.4 million, primarily due to the rate increase approved by the New Jersey Board of Public Utilities (“NJBPU”) and implemented in July 2014. Revenues in our Delaware system, Tidewater Utilities, Inc., increased $0.8 million primarily due to higher customer demand, increased customer connection fees, and the rate increase approved by the Delaware Public Service Commission (“DEPSC”) in August 2014. Revenues from contract operations increased $0.2 million, primarily due to higher revenues for additional services provided under our utility operating contract with the Borough of Avalon, New Jersey.

Operation and maintenance expenses for the third quarter decreased $0.2 million from the same period in 2013. This decrease is attributable to lower employee benefit plan expenses. Improved performance in 2013 of our investment of retirement plan funds and a higher discount rate used for the actuarially determined 2014 expense led to this favorable result. Water production costs decreased due to improved raw water quality in our Middlesex system and also because of lower customer demand offsetting higher labor costs and contract services related costs.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “We are pleased to report that our third quarter financial results were positively impacted by the favorable outcomes of our New Jersey and Delaware rate cases. Our continued investments in infrastructure upgrades and replacements are helping to ensure reliability of our services that are essential to public health and overall quality of life. Timely recovery of those investments and other costs helps maintain the financial integrity of our operations. Aiding in those overall results, was our continued commitment to controlling operating costs.”

Nine Month Operating Results

For the nine months ended September 30, 2014, revenues increased $1.6 million from the same period in 2013. Revenues in our Middlesex system decreased $0.8 million, reduced outdoor water consumption related to weather and reduced contract wholesale water sales. This reduction was partially offset by the NJBPU approved rate increase in July 2014. Revenues in our Tidewater system increased $1.9 million, primarily due to higher water consumption, increased fees for new customer connections and revenues from the DEPSC approved interim and final base rates increases.

Operation and maintenance expenses decreased $0.7 million from the same period in 2013, primarily due to decreased employee benefit expenses and decreased water treatment costs related to lower customer demand and improved raw water quality in the Middlesex system. Severe winter weather in early 2014 resulted in higher costs associated with water main breaks of $0.5 million as well as related increased labor costs of $0.7 million.

Net income increased $1.2 million from the same period in 2013. Diluted earnings per share for the nine months ended September 30th were $0.90 compared to $0.83 in 2013.

Board Approves Increase in Quarterly Dividend

As previously reported, the Company's Board of Directors approved an increase in the quarterly cash dividend on common stock to $0.1925 from $0.1900. The new dividend rate is payable December 1, 2014 to shareholders of record as of November 14, 2014. This dividend increase raises the annual dividend to $0.77 from $0.76 per share of common stock and represents the 42nd consecutive year of annual dividend increases.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company's Dividend Reinvestment and Common Stock Purchase Plan, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating Revenues	$32,669	$31,285	$89,032	$87,424

Operating Expenses:
Operations and Maintenance	14,956	15,120	44,957	45,698
Depreciation	2,880	2,772	8,532	8,205
Other Taxes	3,213	3,123	9,210	9,215

Total Operating Expenses	21,049	21,015	62,699	63,118

Operating Income	11,620	10,270	26,333	24,306

Other Income (Expense):
Allowance for Funds Used During Construction	80	104	213	230
Other Income	49	27	195	124
Other Expense	(44)	(1)	(218)	(21)

Total Other Income, net	85	130	190	333

Interest Charges	1,516	1,541	4,134	4,234

Income before Income Taxes	10,189	8,859	22,389	20,405

Income Taxes	3,431	3,052	7,735	6,940

Net Income	6,758	5,807	14,654	13,465

Preferred Stock Dividend Requirements	36	44	115	147

Earnings Applicable to Common Stock	$6,722	$5,763	$14,539	$13,318

Earnings per share of Common Stock:
Basic	$0.42	$0.36	$0.91	$0.84
Diluted	$0.42	$0.36	$0.90	$0.83

Average Number of
Common Shares Outstanding:
Basic	16,097	15,882	16,030	15,839
Diluted	16,253	16,117	16,211	16,093

Cash Dividends Paid per Common Share	$0.1900	$0.1875	$0.5700	$0.5625